Exhibit 99.1

Contact: Kelly Bilger

AlliedBarton Security Services

800.334.2038 x 133

AlliedBarton Security Services to Acquire U.S. Business of Initial Security

FOR IMMEDIATE RELEASE

KING OF PRUSSIA, Pa. – June 12, 2006 - AlliedBarton Security Services, the largest American owned and managed security services firm, today announced that it has signed an agreement with Rentokil Initial plc to acquire the security services business of Initial Security in the United States for approximately £40 million. Subject to the receipt of antitrust approval, the transaction is expected to close by August 8, 2006.

"We are very pleased to add Initial Security to the AlliedBarton Security Services portfolio,” said Bill Whitmore, President and CEO of AlliedBarton. “Initial's exceptional management team, together with its reputation for quality service and operational excellence will enable us to enhance the quality of our security service offerings to clients of both AlliedBarton and Initial."

About Initial Security U.S.

Headquartered in San Antonio, Texas, Initial Security is one of the leading providers of security services in the Unites States. Founded in 1928 as Stanley Smith Security the company has a long track record of providing high quality security services to customers in a wide group of business sectors. Today, Initial Security provides manned guarding, mobile patrol, consulting and value added services to more than 1,600 customers through its national network of 45 branch offices and 8,000 security officers.

About AlliedBarton Security Services

AlliedBarton Security Services, headquartered in King of Prussia, is the largest American-owned and managed security services firm. Since 1957, AlliedBarton has been providing quality security services and highly trained personnel to clients in a number of industry sectors, including commercial real estate, higher education, healthcare, residential communities, manufacturing and distribution, financial institutions, shopping centers and other commercial facilities. Our more than 39,000 employees and over 70 offices nationwide service a client base that includes more than 125 Fortune 500 companies across the country. Selected as one of Training magazine’s “Top 100” training companies for 2006, AlliedBarton’s award-winning programs, on-the-job and web-based training focuses on preparing employees in a variety of security-related topics.

On the net: www.AlliedBarton.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Allied Security Holdings LLC and its subsidiaries (together, the "Company "), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company’s expectations and estimates about future events. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company’s filings with the Securities and Exchange Commission (which may be viewed on the SEC’s website at http://www.sec.gov).

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